UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 9, 2014

CYRUSONE INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001‑35789	46-0691837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1649 West Frankford Road
Carrollton, TX 75007
(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 350-0060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 1.01 Entry into a Material Definitive Agreement.

On October 9, 2014, CyrusOne Inc.’s operating partnership CyrusOne LP (the “Company”) entered into a new senior unsecured revolving credit facility (the “Credit Agreement”) among the Company, as borrower, the lenders party thereto (the “Lenders”), KeyBank National Association, as administrative agent for the Lenders, JPMorgan Chase Bank, N.A., as syndication agent, and KeyBanc Capital Markets, Inc., J.P. Morgan Securities LLC, TD Securities (USA) LLC, Barclays Bank

PLC and RBC Capital Markets, as joint lead arrangers and joint bookrunners. The Credit Agreement provides for a $450 million senior unsecured revolving credit facility and a $150 million senior unsecured term loan facility. The revolving credit facility will initially bear interest at a rate of LIBOR + 1.70%. The revolving credit facility is scheduled to mature in October 2018 and includes a one-year extension option, which if exercised by the Company would extend the termination date to October 2019. The term loan facility will initially bear interest at a rate of LIBOR + 1.65% and is scheduled to mature in October 2019. Term loans may be drawn in up to three draws (including the drawing on the closing date) within six months of the closing date. Amounts not drawn during the six-month window are forfeited. The Company has elected to draw $75 million of the term loan at closing. The facilities contain an accordion feature that allows the Company to increase the aggregate commitment by up to $300 million.

Borrowings and letters of credit under the Credit Agreement will be used (a) to pay closing costs in connection with the Credit Agreement; (b) to repay indebtedness, fund future development projects and property and equipment acquisitions of the Company and its subsidiaries and (c) for general corporate purposes.

The Credit Agreement will be guaranteed by CyrusOne Inc. and certain of its subsidiaries. The Credit Agreement contains customary affirmative and negative covenants (which are in some cases subject to certain exceptions), including, but not limited to, restrictions on the ability to incur additional indebtedness, create liens, make certain investments, make certain dividends and related distributions, prepay certain debt, engage in affiliate transactions, enter into, or undertake, certain liquidations, mergers, consolidations or acquisitions, and dispose of assets or subsidiaries.

Notwithstanding the limitations set forth above, CyrusOne Inc. will be permitted in specified periods, subject to the terms and conditions specified in the Credit Agreement (including certain limitations during the continuance of an event of default), to distribute to its stockholders cash dividends in an amount not to exceed 95% of its adjusted funds from operations.

The Credit Agreement contains customary events of default (which are in some cases subject to certain exceptions, thresholds, notice requirements and grace periods), including, but not limited to, nonpayment of principal or interest, failure to perform or observe covenants, breaches of representations and warranties, cross-defaults with certain other indebtedness, certain bankruptcy-related events or proceedings, final monetary judgments or orders, ERISA defaults and certain change of control events.

The above description is only a summary of certain provisions of the Credit Agreement and is qualified in its entirety by reference to the provisions of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On October 9, 2014, the Company used a portion of the initial draw of the term loan under the Credit Agreement to repay all outstanding borrowings and terminate the Company's previous revolving credit facility established pursuant to the credit agreement, dated as of November 20, 2012, by and among CyrusOne Inc., the Company, as borrower, the lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On October 9, 2014 the Company issued a press release announcing the new unsecured revolving credit facility and the unsecured term loan. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

10.1
Credit Agreement, dated as of October 9, 2014, by and among CyrusOne LP, a Maryland limited partnership, the lenders party thereto and KeyBank National Association as administrative agent for the lenders.

99.1	Press Release dated October 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2014	CYRUSONE INC.

	By:	/s/ Thomas W. Bosse
Thomas W. Bosse
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

10.1
Credit Agreement, dated as of October 9, 2014, by and among CyrusOne LP, a Maryland limited partnership, the lenders party thereto and KeyBank National Association as administrative agent for the lenders.

99.1	Press Release dated October 9, 2014.